Exhibit 4.36

PREFERENCE SHARE SUBSCRIPTION AGREEMENT

entered into between

FIRSTRAND BANK LIMITED

(acting through its Rand Merchant Bank division)

(Registration Number: 1929/001225/06)

and

GOLD FIELDS LIMITED

(Registration Number: 1968/004880/06)

Annexure A – Terms and conditions of the Preference Shares	39

Annexure B – Disclosure Schedule	40

Annexure C – Form of Compliance Certificate	41

1.	INTERPRETATION AND PRELIMINARY

The headings of the clauses in this Agreement are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify nor amplify the terms of this Agreement nor any clause hereof. Unless a contrary intention clearly appears –

1.1.	words importing –

1.1.1.	any one gender include the other two genders;

1.1.2.	the singular include the plural and vice versa; and

1.1.3.	natural persons include created entities (corporate or unincorporate) and the state and vice versa;

1.2.	the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely –

1.2.1.	“Agreement” means this Preference Share Subscription Agreement together with all annexures hereto;

1.2.2.	“Applicable Laws” means all laws, ordinances, writs, orders, regulations, judgements and orders of any competent court or central bank or governmental agency or authority in South Africa;

1.2.3.	“Business Day” means every day other than a Saturday, Sunday or official public holiday in South Africa;

1.2.4.	“Companies Act” means the Companies Act, 1973 (Act No. 61 of 1973);

1.2.5.	“Company” means Gold Fields Limited (Registration Number: 1968/004880/06), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.2.6.	“Compliance Certificate” means a compliance certificate substantially in the form set out in Annexure D;

1.2.7.	“Constitutional Documents” means, in respect of any person at any time, the then current and up-to-date articles of association, memorandum of association, certificate of incorporation and certificate to commence business of such person;

1.2.8.	“Consolidated EBITDA” means, for any Measurement Period (having reversed any entries made due to the new accounting standards (IAS 39) that require the marking to market of hedges that are undertaken in the normal course of business) Consolidated Profits Before Interest and Tax before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets and before any extraordinary items resulting from the sale or any impairment of mining assets or restructuring of mining operations;

1.2.9.	“Consolidated Net Borrowings” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Indebtedness for Borrowed Money but excluding any such obligation to any member of the Group, adjusted to take account of the aggregate amount of freely available cash and cash equivalents held by any member of the Group (and so that no amount shall be included or excluded more than once);

1.2.10.	“Consolidated Net Finance Charges” means, in respect of any Measurement Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Group (including any commission, fees, discounts and other finance payment payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group on any deposit or bank account;

1.2.11.	“Consolidated Profits Before Interest and Tax” means, in respect of any Measurement Period, the consolidated net income of the Group (less the net income of any Project Finance Subsidiaries but including any dividends received in cash by any member of the Group (other than a Project Finance Subsidiary) from a Project Finance Subsidiary) before:

1.2.11.1.	any provision on account of normal Taxation; and

1.2.11.2.	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Indebtedness for Borrowed Money;

1.2.12.	“Consolidated Tangible Net Worth” means, at any time, the Shareholders’ Equity, as reported in the Group Statement of Changes in Shareholders’ Equity;

1.2.13.	“Encumbrance” means -

1.2.13.1.	any mortgage, pledge, lien or cession conferring security, hypothecation, security interests, preferential right or trust arrangement or other arrangement securing any obligation of any person;

1.2.13.2.	any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person;

1.2.13.3.	any other type of preferential agreement or arrangement (including any title transfer and retention arrangement), the effect of which is the creation of a security interest;

1.2.14.	“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

1.2.14.1.	moneys borrowed;

1.2.14.2.	any amount raised by acceptance under any acceptance credit facility;

1.2.14.3.	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

1.2.14.4.	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

1.2.14.5.	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

1.2.14.6.	the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either:

1.2.14.6.1.	used primarily as a method of raising credit; or

1.2.14.6.2.	not made in the ordinary course of business;

1.2.14.7.	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

1.2.14.8.	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

1.2.14.9.	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

1.2.14.10.	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

1.2.14.11.	any amount raised by the issue of redeemable shares; and

1.2.14.12.	the amount of any liability in respect of any guarantee or indemnity for any of its items referred to in the preceding sub-clauses of this clause 1.2.14;

1.2.15.	“Financial Year” means the financial year of the Group, ending on 30 June of each calendar year;

1.2.16.	“Fulfilment Date” means the date on which all of the Suspensive Conditions have been fulfilled or duly waived;

1.2.17.	“Guarantee Agreement” means the guarantee agreement between RMB, GFOHL and GFHCL dated on or about the Signature Date pursuant to which each of GFOHL and GFHCL guarantees to RMB inter alia payment in full of all dividends, redemption amounts, costs and expenses which may become payable under this Agreement and the Preference Shares;

1.2.18.	“GFIMSA” means GFI Mining South Africa (Proprietary) Limited (registration number 2002/031431/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.2.19.	“GFO” means Gold Fields Operations Limited (registration number 1959/003209/06) (formerly known as Western Areas Limited), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.2.20.	“GFOHL” means Gold Fields Orogen Holding (BVI) Limited (registration number 184982), a limited liability company duly registered and incorporated in accordance with the laws of the British Virgin Islands;

1.2.21.	“GFHCL” means Gold Fields Holdings Company (BVI) Limited (registration number 651406) (formerly known as Gold Fields Guernsey Limited), a limited liability company duly registered and incorporated in accordance with the laws of the British Virgin Islands;

1.2.22.	“Group” means the Company and its subsidiaries from time to time;

1.2.23.	“IFRS” means International Financial Reporting Standards;

1.2.24.	“Illegality Event” has the meaning ascribed thereto in the Preference Share Terms;

1.2.25.	“Income Tax Act” means the Income Tax Act, 1962 (Act No. 58 of 1962);

1.2.26.	“Indebtedness For Borrowed Money” means Financial Indebtedness excluding any Financial Indebtedness under clauses 1.2.14.9 and 1.2.14.10;

1.2.27.	“Insolvency Event” means, in relation to any person, any of the following events or circumstances -

1.2.27.1.	an order or declaration is made or a meeting of the directors or shareholders of such person is convened to consider the passing of, or a resolution is passed for, the administration, custodianship, receivership, bankruptcy, liquidation, sequestration, winding-up, judicial management or dissolution, (in each case whether provisional or final) of it or its estate; or

1.2.27.2.	it is unable (or admits inability) to pay its debts generally as they fall due or is (or admits to being) otherwise insolvent or stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or proposes or seeks to make or makes a general assignment or any arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness; or

1.2.27.3.	it takes any proceeding or other step with a view to the general readjustment, rescheduling or deferral of its indebtedness (or any part thereof which it would otherwise be unable to pay when due) or proposes to take any such step; or

1.2.27.4.	any receiver, administrative receiver, judicial receiver, judicial manager, administrator, compulsory manager, judicial custodian, trustee in bankruptcy, liquidator or the like (in each case whether provisional or final) is appointed in respect of it or any material part of its assets or it requests any such appointment; or

1.2.27.5.	any act which, if such act was committed by an individual, would be an act of insolvency within the meaning of section 8 of the Insolvency Act, 1936 (Act No. 24 of 1936) or any equivalent legislation in any jurisdiction to which such person is subject; or

1.2.27.6.	such person has any judgment or other award (“judgment”) made against it for an amount of more than R75 000 000.00 (seventy five million Rand)] and it fails to –

1.2.27.6.1.	appeal against such judgment (if such judgment is appealable) or to apply for the rescission thereof (if such judgment is a default judgment) within the prescribed time limits or thereafter fails to prosecute such appeal or application expeditiously and diligently or ultimately fails in such appeal or application; or

1.2.27.6.2.	satisfy such judgment, or, if it lodges an appeal or application (as contemplated in clause 1.2.27.6.1) and such appeal or application ultimately fails, it fails to satisfy such judgment within 1 (one) Business Day of such appeal or application failing;

1.2.28.	“Issue Date” means the date on which the Company shall allot and issue the Preference Shares to RMB, which date shall be the 1st (first) Business Day following the Fulfilment Date;

1.2.29.	“Issue Price” means the price at which the Company shall allot and issue the Preference Shares to RMB in terms of this Agreement, which price shall be the par value thereof of R0.01 (one cent]) each, plus a premium of R11 999 999.99 (eleven million nine hundred and ninety nine thousand Rand, ninety nine cents);

1.2.30.	“Material Adverse Effect” means a material adverse effect on:

1.2.30.1.	the ability of the Company to perform its financial or other material obligations under this Agreement or the Preference Shares; or

1.2.30.2.	the validity or enforceability of this Agreement or RMB’s rights or remedies under any Transaction Agreement;

1.2.31.	“Material Group Company” means, at any time, a member of the Group which had gross turnover in its most recently ended Financial Year (on a consolidated basis) more than 5% (five percent) of the gross turnover of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to clause 8.1.1) Compliance with the aforementioned condition shall be determined by reference to the latest audited financial statements of such member of the Group (consolidated in the case of a member of the Group which itself has subsidiaries), provided that:

1.2.31.1.	if, in the case of any member of the Group which itself has subsidiaries, no consolidated financial statements are prepared and audited, its consolidated turnover shall be determined on the basis of pro forma consolidated financial statements of the relevant member of the Group and its subsidiaries, prepared for this purpose by the Company; and

1.2.31.2.	if any intra-Group transfer or re-organisation takes place, the audited financial statements of the Group and all relevant members of the Group shall be adjusted by the Company in order to take into account such intra-Group transfer or re-organisation; and

1.2.31.3.	should there be any dispute regarding whether any member of the Group is or is not a Material Group Company, such dispute shall be referred, at the request of either Party, to the auditors of the Company and a report by such auditors that a member of the Group is or is not a Material Group Company shall, in the absence of manifest error, be conclusive and binding on the Parties. The costs of obtaining the report by such auditors will be borne by the unsuccessful Party to the dispute;

1.2.32.	“Measurement Period” means each period of 12 (twelve) months ending on the last day of any Financial Year and each period of 12 (twelve) months ending on the last day of the first half of any Financial Year;

1.2.33.	“Original Financial Statements” means the audited financial statements of the Company furnished to RMB prior to the Signature Date for the Financial Year ended on 30 June 2007;

1.2.34.	“Parties” means RMB and the Company, and “Party” shall mean either of them;

1.2.35.	“Permitted Disposal” means any sale, lease, transfer or other disposal:

1.2.35.1.	by the Company or any member of the Group of obsolete or redundant assets which are no longer required for the efficient operation of the business of such person; or

1.2.35.2.	by the Company or any member of the Group in the ordinary course of its day-to-day business if that sale, lease, transfer or other disposal is not otherwise restricted by a term of any Transaction Agreement; or

1.2.35.3.	by any member of the Group to any other member of the Group; or

1.2.35.4.	by any member of the Group to any other person where the higher of the market value or consideration receivable when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by any member of the Group (other than a sale, lease, transfer or other disposal referred to in clauses 1.2.35.1 to 1.2.35.3 and 1.2.36.5) does not exceed 10% (ten percent) of the Consolidated Tangible Net Worth in any Financial Year; or

1.2.35.5.	for which RMB has given its prior written consent;

1.2.36.	“Permitted Encumbrance” means:

1.2.36.1.	any Encumbrance created prior to the Signature Date which (i) is disclosed in the Original Financial Statements of any member of the Group, or (ii) has been disclosed in writing to RMB prior to the Signature Date, and (iii) in all circumstances securing only indebtedness outstanding or a facility available at the Signature Date if the principal amount or original facility thereby secured is not increased after the Signature Date;

1.2.36.2.	any title transfer or retention arrangement entered into by any member of the Group in the normal course of its trading activities and on terms no worse to any member of the Group than the standard terms of the relevant supplier;

1.2.36.3.	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements in relation to gold and silver prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of business), for the purpose of netting debit and credit balances;

1.2.36.4.	any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payment or otherwise) of any member of the Group;

1.2.36.5.	any Encumbrance over or affecting any asset acquired by any member of the Group after the Signature Date, which Encumbrance is created to finance the acquisition thereof if the amount thereby secured is equivalent to, or less than, the acquisition price of the asset so acquired and the finance charges related thereto;

1.2.36.6.	any Encumbrance over or affecting any asset acquired by any member of the Group after the Signature Date where such Encumbrance already existed over such asset as at the date of acquisition and has not been increased in contemplation of, or since the date of, the acquisition of such asset by such member of the Group;

1.2.36.7.	any Encumbrance or Quasi-Encumbrance granted in respect of Project Finance Borrowings over assets of, or the shares in, a Project Finance Subsidiary;

1.2.36.8.	in respect of Encumbrances or Quasi-Encumbrances over or affecting any asset of any Material Group Company, any Encumbrance or Quasi-Encumbrance securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Encumbrance or Quasi-Encumbrance other than any permitted under clauses 1.2.36.1 to 1.2.36.7 and 1.2.36.9 to 1.2.36.11 ) does not at any time exceed 12% (twelve percent) of Consolidated Tangible Net Worth (measured as from the last set of annual financial statements delivered to RMB pursuant to this Agreement and adjusted to include the net value of new assets acquired since the last date covered by such financial statements);

1.2.36.9.	any other Encumbrance or Quasi-Encumbrance as agreed by RMB in writing;

1.2.36.10.	any Encumbrance created pursuant to the Transaction Agreements; or

1.2.36.11.	any Encumbrance or Quasi-Encumbrance granted in respect of Financial Indebtedness incurred in connection with the Cerro Corona gold and copper project in Peru being developed by Gold Fields La Cima S.A. (a company incorporated under the laws of Peru registered at Entry A00001 of File 11606015 of the Companies Registry of Lima), a subsidiary of the Company, (“the Cerro Corona Subsidiary”) over the business or assets of the Cerro Corona Subsidiary or over the Ownership Interests in the Cerro Corona Subsidiary provided that the amount of Financial Indebtedness secured by all such Encumbrances or Quasi-Encumbrances permitted by this clause 1.2.36.11 does not at any time in aggregate exceed $200,000,000 (or its equivalent). In this clause 1.2.36.11, “Ownership Interests” means (i) the shares issued by the Cerro Corona Subsidiary; (ii) any shareholder loans made to the Cerro Corona Subsidiary (iii) the shares in the holding company which directly owns the shares issued by the Cerro Corona Subsidiary.

1.2.37.	“Potential Redemption Event” has the meaning ascribed thereto in the Preference Share Terms;

1.2.38.	“Preference Dividend” has the meaning ascribed thereto in the Preference Share Terms;

1.2.39.	“Preference Shareholder” means the holder of any of the Preference Shares from time to time;

1.2.40.	“Preference Shares” means 100 (one hundred) non-convertible redeemable preference shares in the issued share capital of the Company, having a par value of R0.01 (one cent) each and the rights and privileges attaching thereto set forth in the Preference Share Terms;

1.2.41.	“Preference Share Terms” means, in respect of the Preference Shares, the preference share terms and conditions set forth in Annexure A;

1.2.42.	“Prime Rate” means the prime lending rate of First National Bank, a division of FirstRand Bank Limited, from time to time (expressed as a percentage rate of interest per annum, calculated daily and compounded monthly on the basis of a 365 day year factor irrespective of whether the year is a leap year or not), as certified by any manager of such bank, whose appointment or authority need not be proved;

1.2.43.	“Project Finance Borrowings” means:

1.2.41.1	any indebtedness to finance (or re-finance) a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of assets which is incurred by a Project Finance Subsidiary in connection with such project and in respect of which the recourse of the person(s) making any such finance (or re-finance) available to that Project Finance Subsidiary for the payment, repayment and prepayment of such indebtedness is limited to (i) the Project Finance Subsidiary and its assets and/or the shares in that Project Finance Subsidiary and/or (ii) during the period prior to successful completion of the relevant completion tests applicable to such project guarantees from any one or more members of the Group; or

1.2.41.2	any indebtedness the terms and conditions of which have been approved by RMB and which RMB has agreed in writing to treat as Project Finance Borrowings for the purposes of this Agreement;

1.2.44.	“Project Finance Subsidiary” means a single purpose company (whether or not a member of the Group) whose sole business is a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of an asset which has incurred Project Finance Borrowings;

1.2.45.	“Quasi-Encumbrance” means any transaction described in clause 6.2.5.2;

1.2.46.	“Rand” means South African Rand;

1.2.47.	“Redemption Event” has the meaning ascribed thereto in the Preference Share Terms;

1.2.48.	“RMB” means FirstRand Bank Limited (registration number 1929/001225/06) acting through its Rand Merchant Bank division, a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.2.49.	“Signature Date” means the date of last signature of this Agreement by the Parties, provided both Parties have signed;

1.2.50.	“South Africa” means the Republic of South Africa;

1.2.51.	“STC” means Secondary Tax on Companies levied in terms of the Income Tax Act;

1.2.52.	“STC Credit” means the amount of dividends accrued to RMB as holder of the Preference Shares and that are permitted to be deducted from the amount of dividends declared by RMB for the purposes of determining the net amount for the purposes of section 64B(2) of the Income Tax Act on which STC is levied on such dividends declared;

1.2.53.	“Suspensive Conditions” means the suspensive conditions in clause 3 hereof;

1.2.54.	“Tax” means any tax, duty, levy surcharge or imposition of any nature whatever, and any penalty or interest payable in respect thereof, which may be lawfully imposed under the laws of South Africa and the terms “Taxation” and “Taxes” shall bear a corresponding meaning;

1.2.55.	“Tax Credit” means an STC Credit or Withholding Tax Credit, as applicable;

1.2.56.	“Transaction Agreements” means this Agreement and the Guarantee Agreement and, if executed, each of the guarantee agreements contemplated in clause 9.1;

1.2.57.	“Warranty Date” means the Signature Date, the Issue Date and each date thereafter until all the Preference Shares have been redeemed;

1.2.58.	“Withholding Tax Credit” means, if applicable under the Income Tax Act, any credit given or permitted to be given in relation to any dividend Tax or withholding Tax imposed on dividends;

1.3.	any reference to an enactment is to that enactment as at the Signature Date and as amended or re-enacted or replaced from time to time;

1.4.	any reference in this Agreement to any other agreement or document copy shall be construed as a reference to such other agreement as same may have been, or may from time to time be, amended, varied, novated or supplemented;

1.5.	if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of this Agreement;

1.6.	where any number of days is to be calculated from a particular day, such number shall be calculated as including such particular day and excluding the last day of such number. If the last day of the number so calculated falls on a day which is not a Business Day, the last day shall be deemed to be the next succeeding Business Day;

1.7.	should the day for the performance of any obligation in terms of this Agreement fall on a day which is not a Business Day, then such obligation shall be performed on the immediately succeeding Business Day;

1.8.	where the term “including” is used in this Agreement, it shall be construed as meaning “including, without limitation”;

1.9.	any reference to a Party includes that Party’s successors-in-title and permitted assigns;

1.10.	expressions defined in this Agreement shall bear the same meanings in schedules or annexures to this Agreement which do not themselves contain their own definitions;

1.11.	where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that term has not been defined in this interpretation clause;

1.12.	the expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this;

1.13.	the rule of construction that a contract shall be interpreted against the Party responsible for the drafting or preparation of the contract, shall not apply;

1.14.	any reference in this Agreement to a Party shall, if such Party is liquidated or sequestrated, be applicable also to and binding upon that Party’s liquidator or trustee, as the case may be.

2.	INTRODUCTION

2.1.	The Company requires funding in order to enable it to refinance existing debt.

2.2.	RMB has agreed to provide such funding to the Company.

2.3.	Accordingly, the Company has agreed to allot and issue to RMB, which has agreed to subscribe for, the Preference Shares, on the terms and conditions set out in this Agreement.

3.	SUSPENSIVE CONDITIONS

3.1.	The RMB’s obligation to subscribe for the Preference Shares and the Company’s obligation to allot and issue the Preference Shares to RMB are subject to the fulfilment (or waiver) of the following Suspensive Conditions, namely:

3.1.1.	each of the Transaction Agreements has been duly executed by all parties thereto and delivered to RMB and each Transaction Agreement has become unconditional in accordance with its terms (other than any condition therein requiring this Agreement to have become unconditional) and all and any documents which are required to be delivered under each Transaction Agreement prior to the Issue Date have been delivered;

3.1.2.	RMB has received –

3.1.2.1.	a certified copy of the Constitutional Documents of the Company;

3.1.2.2.	certified copies of an extract from the minutes of a meeting of the board of directors of the Company, and a copy of resolutions of the boards of directors of GFOHL and GFHCL, each in form and substance reasonably satisfactory to RMB, approving the transactions contemplated in the Transaction Agreements to which it is a party and authorising the entry into of such Transaction Agreements by that company;

3.1.2.3.	a certified copy of a resolution of the directors of the Company allotting and issuing the Preference Shares to RMB on the Preference Share Terms;

3.1.2.4.	such evidence as to the due authorisation of the signatories to the Transaction Agreements as are reasonably required by RMB;

3.1.3.	RMB has received a certificate –

3.1.3.1.	from the Company dated the Fulfilment Date and signed by 1 (one) duly authorised director of the Company to the effect that –

3.1.3.1.1.	no Insolvency Event has occurred in respect of the Company;

3.1.3.1.2.	there has been no change in its business, condition (financial or otherwise), operations, performance, properties or prospects since 30 September 2007 to the extent or in a manner which could reasonably be expected to have a Material Adverse Effect;

3.1.3.1.3.	the Company has complied with all Applicable Laws and regulatory requirements relating to the entry into and performance of the Transaction Agreements to which the Company is a party;

and RMB is satisfied in its reasonable discretion that such certificate is accurate;

3.1.4.	any regulatory authorisations (including without limitation any approvals required in terms of Applicable Law, including the Exchange Control Regulations and the Listings Requirements of the JSE Limited) required to effect any transaction contemplated in the Transaction Agreements have been obtained and are not subject to any conditions which are reasonably not acceptable to RMB and/or to the Company;

3.1.5.	RMB is satisfied that all of its requirements in relation to compliance with the “know your client” requirements of the Financial Intelligence Centre Act, 2001 (Act No. 38 of 2001) in relation to the Company, GFOHL and GFHCL have been complied with;

3.1.6.	each of RMB and the Company has received a legal opinion from its legal advisors in form and substance satisfactory to it relating to such aspects of the transactions contemplated by the Transaction Agreements as it requires to be dealt with therein, and RMB has received an opinion from legal advisors in the British Virgin Islands in form and substance satisfactory to it relating to the validity, legality and enforceability of the guarantee issued in terms of the Guarantee Agreement; and

3.1.7.	there has been no change in market conditions after the Signature Date which would, in the reasonable opinion of either the Company or of RMB, have a material adverse effect on the subscription for, holding and/or issue of the Preference Shares.

3.2.	Each of the Suspensive Conditions is stipulated for the benefit of RMB, apart from those in clauses, 3.1.4, 3.1.6 and 3.1.7, which are stipulated for the benefit of both Parties. RMB shall accordingly be entitled to waive fulfilment of any Suspensive Condition in clauses 3.1.1 to 3.1.3 and 3.1.5 by giving written notice to that effect to the Company on or prior to the date specified in clause 3.3. The Suspensive Conditions in clauses, 3.1.4, 3.1.6 and 3.1.7 may only be waived by agreement between the Parties.

3.3.	The Parties shall use their respective reasonable commercial endeavours to procure the fulfilment of the Suspensive Conditions as soon as possible after the Signature Date. Unless the Suspensive Conditions are fulfilled by no later than [•] (or such later date as may be agreed in writing by the Parties) the Company shall not be obliged to allot and issue, and RMB shall not be obliged to subscribe for, the Preference Shares, and this Agreement shall lapse.

4.	SUBSCRIPTION FOR PREFERENCE SHARES

On the Issue Date –

4.1.	RMB shall subscribe for the Preference Shares at the Issue Price by paying to the Company an amount equal to the aggregate Issue Price for the Preference Shares in immediately available funds into the following account:

Account Holder:	Gold Fields Limited

Name:	Gold Fields Treasury Investment Account

Bank:	ABN Amro Bank

Account Number:	100025005

Branch:	Johannesburg

4.2.	the Company shall, against payment of the aggregate Issue Price for the Preference Shares:

4.2.1.	allot and issue the Preference Shares to RMB; and

4.2.2.	simultaneously deliver to RMB duly executed share certificates in respect of the Preference Shares (which share certificates shall be in proper form in all respects).

5.	REPRESENTATIONS AND WARRANTIES

5.1.	Subject to the disclosures set out in Annexure B, the Company represents and warrants that, on each Warranty Date (save for the warranty in clause 5.1.10, which shall be made on the Signature Date and the Issue Date only):

5.1.1.	Status

5.1.1.1.	It is a limited liability company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

5.1.1.2.	It has the power to own its assets and carry on its business as it is being conducted or is contemplated to be conducted.

5.1.2.	Power and Authority

It has the power to enter into and perform, and has taken all necessary action to authorise its entry into, and performance of, the Transaction Agreements to which it is party and the transactions contemplated by those Transaction Agreements.

5.1.3.	Binding Obligations

The obligations expressed to be assumed by it in each Transaction Agreement to which it is a party are legal, valid, binding and enforceable obligations.

5.1.4.	Non-conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Agreements to which it is a party do not and will not conflict with:

5.1.4.1.	any Applicable Law;

5.1.4.2.	its Constitutional Documents; or

5.1.4.3.	any material agreement or instrument binding upon it or any of its assets.

5.1.5.	Validity and Admissibility in Evidence

All authorisations required:

5.1.5.1.	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Transaction Agreements to which it is a party and to ensure that the obligations expressed to be assumed by it thereunder are legal, valid, binding and enforceable; and

5.1.5.2.	to make the Transaction Agreements to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

5.1.6.	No Default

5.1.6.1.	No Redemption Event or Potential Redemption Event is continuing or might reasonably be expected to result from the issue of the Preference Shares to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

5.1.6.2.	It is not, nor is it likely to be as a result of entering into and performing its obligations under the Transaction Agreements, in violation of any law or in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

5.1.7.	No Misleading Information

5.1.7.1.	All written information supplied by it to RMB was true and accurate in all material respects as at the date it was given and was not misleading in any material respect at such date.

5.1.7.2.	It has not knowingly withheld any information which, if disclosed, would reasonably be expected materially and adversely to affect the decision of RMB in considering whether or not to subscribe for the Preference Shares.

5.1.8.	Financial Statements

5.1.8.1.	Each set of financial statements of the Company furnished to RMB were prepared in accordance with IFRS consistently applied.

5.1.8.2.	The financial statements of the Company most recently supplied to RMB fairly represent the Group’s financial condition and operations during the relevant Financial Year.

5.1.9.	Pari Passu Ranking

There is no class of shares in the authorised and/or issued share capital of the Company which ranks in priority to and/or pari passu with the Preference Shares (other than in respect of voting rights).

5.1.10.	No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or government agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any Material Group Company.

5.1.11.	No Winding-Up

No Material Group Company has taken any corporate action, nor have any other steps been taken or legal proceedings started or (to the best of its knowledge and belief, after due enquiry) threatened against any Material Group Company, for its winding-up, dissolution, administration or re-organisation or for the enforcement of any Encumbrance over all or any of its revenues or assets or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of all or any of its assets which could reasonably be expected to have a Material Adverse Effect.

5.1.12.	No Encumbrances

5.1.12.1.	No Encumbrance exists over all or any of the assets of any Material Group Company except for Permitted Encumbrances.

5.1.12.2.	No Encumbrance would arise as a result of the execution of and performance of its rights and obligations under the Transaction Agreements save as may be explicitly contemplated by the Transaction Agreements.

5.1.13.	Assets

It and each Material Group Company has good title to or validly leases or licenses all of the assets necessary and has all consents and/or authorisations necessary to carry on its business as conducted to the extent that failure to comply with this clause 5.1.13 could reasonably be expected to have a Material Adverse Effect.

5.1.14.	Insurance

The Company maintains insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies in the jurisdiction in which it conducts its business carrying on substantially similar business in such jurisdiction.

5.1.15.	Environmental Compliance

Each Material Group Company has adopted and complies with an environmental policy which requires monitoring of and compliance with all Applicable Law relating to the environment and all environmental permits issued under such Applicable Laws from time to time and compliance with such policy will not cause a Material Adverse Effect.

5.1.16.	Environmental Claims

No claim, proceeding or investigation in respect of Applicable Law relating to the environment (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) is threatened against any Material Group Company where that claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

5.1.17.	Taxation

5.1.17.1.	It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within a time period allowed without incurring penalties except to the extent that:

5.1.17.1.1.	payment is being contested in good faith;

5.1.17.1.2.	it has maintained adequate reserves for those Taxes; and

5.1.17.1.3.	payment can be lawfully withheld.

5.1.17.2.	It is not materially overdue in the filing of any Tax returns.

5.1.18.	No Material Adverse Effect

There has been no change in its business, condition (financial or otherwise), operations, performance, properties or prospects since 30 September 2007 to the extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

5.2.	Each repetition of the representations and warranties in clause 5.1 shall deemed to be made by reference to the facts and circumstances then existing on that Warranty Date (or such other dates on which the representations and warranties is repeated)

5.3.	RMB has entered into the Transaction Agreements to which it is party on the strength of, and relying on, the representations and warranties set out in this clause 5, each of which shall be deemed to be a separate representation and warranty given without prejudice to any other representation or warranty and deemed to be a material representation inducing RMB to enter into this Agreement and the other Transaction Agreements to which it is party and / or to invest in or acquire the Preference Shares.

6.	GENERAL UNDERTAKINGS

6.1.	The Company hereby irrevocably and unconditionally undertakes to RMB that immediately after the receipt of the Issue Price on the Issue Date it shall apply the Issue Price solely to partly repay the US$750 000 000.00 (seven hundred and fifty million United States Dollars) split-tenor syndicated revolving credit facility entered into by GFIMSA, the Company, GFOHL, GFHCLC and GFO with Barclays Bank Plc and ABN Amro N.V. on 16 May 2007.

6.2.	For as long as (a) there are Preference Shares which have not been redeemed in full by the Company and/or (b) any amount is owing to RMB in terms of the Transaction Agreements and/or the Preference Shares, the Company hereby unconditionally and irrevocably undertakes to RMB that it shall comply with the undertakings in this clause 6.2, unless specifically provided for in this Agreement, the Preference Share Terms or any of the other Transaction Agreements or RMB otherwise agrees in writing or otherwise votes in favour thereof at any meeting of shareholders of the Company.

6.2.1.	Variation of rights

The Company shall not permit any variation, amendment, deletion, addition and/or alteration to and/or cancellation of any of:

6.2.1.1.	the rights and/or privileges of RMB arising in terms of and/or in connection with the Preference Shares, or

6.2.1.2.	this Agreement, the Preference Share Terms or any of the other Transaction Agreements to which it is a party.

6.2.2.	Preference Dividends

Each Preference Dividend in respect of the Preference Shares, will, in respect of the full amount of such Preference Dividend, be declared and paid in compliance with section 90 of the Companies Act;

6.2.3.	Authorisation

The Company shall promptly:

6.2.3.1.	obtain, comply with and do all that is necessary to maintain in full force and effect; and

6.2.3.2.	upon written request by RMB, supply certified copies to RMB of,

any authorisation required or desirable under Applicable Law to enable it to perform its obligations under the Transaction Agreements to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Agreement to which it is a party in South Africa.

6.2.4.	Compliance with Laws

The Company shall comply in all respects with all Applicable Laws, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Agreements to which it is a party.

6.2.5.	Negative Pledge

6.2.5.1.	The Company shall not (and shall procure that no other Material Group Company shall) create or permit to subsist any Encumbrance over any of its assets.

6.2.5.2.	The Company shall not (and shall procure that no other Material Group Company shall):

6.2.5.2.1.	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it or by a member of the Group;

6.2.5.2.2.	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

6.2.5.2.3.	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

6.2.5.2.4.	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

6.2.5.3.	Clauses 6.2.5.1 and 6.2.5.2 do not apply to Permitted Encumbrances.

6.2.6.	Disposals and Mergers

6.2.6.1.	The Company shall not (and shall procure that no other Material Group Company shall):

6.2.6.1.1.	enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily to sell, lease, transfer or otherwise dispose of any assets;

6.2.6.1.2.	enter into any amalgamation, demerger, merger or corporate reconstruction.

6.2.6.2.	Clause 6.2.6.1 does not apply to:

6.2.6.2.1.	Permitted Disposals;

6.2.6.2.2.	any amalgamation, demerger, merger or corporate reconstruction of any member of the Group, without insolvency, if:

6.2.6.2.2.1	any of the Transaction Agreements which are binding upon such member of the Group are preserved as binding upon the amalgamated, demerged, merged and/or reconstructed members of the Group; and

6.2.6.2.2.2	the amalgamated, demerged, merged and/or reconstructed companies will be members of the Group; and

6.2.6.2.3	such amalgamation, demerger, merger and/or corporate reconstruction will not have a Material Adverse Effect.

6.2.7.	Change of Business

The Company shall procure that no substantial change is made to the general nature of its business or the business of the Group from that carried on at the Signature Date.

6.2.8.	Insurance

The Company shall (and shall ensure that each Material Group Company will) maintain insurances on and in relation to its business, properties and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies in the jurisdiction in which it conducts its business carrying on the same or substantially similar business in such jurisdiction.

6.2.9.	Environmental Compliance

6.2.9.1.	The Company shall (and shall ensure that each Material Group Company will) substantially comply in all material respects with all Applicable Law relating to the environment and obtain and maintain any environmental permits required under such Applicable Law and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.

6.2.9.2.	The Company shall ensure, in respect of the operations and assets of any Material Group Company, that such operations and assets substantially comply with all the material provisions of ISO 14001 and the all the material provisions of the World Bank Group Environment, Health and Safety Guidelines.

6.2.10.	Environmental Claims

The Company shall inform RMB in writing as soon as reasonably practical upon becoming aware of the same:

6.2.10.1.	if any claim, proceeding or investigation in respect of Applicable Law relating to the environment (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) threatened against any Material Group Company; or

6.2.10.2.	of any facts or circumstances which will or are reasonably likely to result in any claim, proceeding or investigation in respect of Applicable Law relating to the environment (not of a frivolous or vexatious nature) being commenced or threatened against any Material Group Company, where the claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect .

6.2.11.	Taxation

The Company shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties save to the extent that:

6.2.11.1.	payment is being contested in good faith;

6.2.11.2.	adequate reserves are being maintained for those Taxes; and

6.2.11.3.	where such payment can be lawfully withheld.

6.2.12.	Maintenance of Legal Status

The Company shall do all such things as are necessary to maintain its existence as a legal person and shall maintain its books and records in good order and make all necessary corporate filings with the relevant authorities in its jurisdiction of incorporation.

6.2.13.	Claims Pari Passu

The Company shall ensure that at all times there shall be no class of shares in the authorised and/or issued share capital of the Company which ranks in priority to and/or pari passu with the Preference Shares (other than in respect of voting rights).

7.	FINANCIAL COVENANTS

7.1.	For as long as (a) there are Preference Shares which have not been redeemed in full by the Company and/or (b) any amount is owing to RMB in terms of this Agreement and/or the Preference Shares and/or the Guarantee Agreement, the Company hereby unconditionally and irrevocably undertakes to RMB to ensure that:

7.1.1.	the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Measurement Period shall be or shall exceed 5:1; and

7.1.2.	the ratio of Consolidated Net Borrowings to Consolidated EBITDA shall not in respect of any Measurement Period exceed 2.5:1.

7.2.	The financial covenants referred to in clause 7.1 shall be tested in each case by reference to each of the financial statements delivered pursuant to clause 8.1 on the last day of each Measurement Period.

8.	INFORMATION UNDERTAKINGS

For as long as (a) there are Preference Shares which have not been redeemed in full by the Company and/or (b) any amount is owing to RMB in terms of this Agreement and/or the Preference Shares and/or the Guarantee Agreement, the Company hereby unconditionally and irrevocably undertakes to RMB, unless RMB otherwise agrees in writing, the Company shall deliver to RMB –

8.1.	Financial Statements

The Company shall supply to RMB:

8.1.1.	as soon as the same become available, but in any event within 120 (one hundred and twenty) days after the end of each of its Financial Years, the audited consolidated financial statements of the Company for that Financial Year; and

8.1.2.	as soon as the same become available, but in any event within 60 (sixty) days after the first 6 (six) months of its Financial Years, the unaudited consolidated financial statements of the Company for the first 6 (six) month period of that Financial Year.

8.2.	Compliance Certificate

8.2.1.	The Company shall supply to RMB, with each set of financial statements delivered pursuant to clause 8.1, a Compliance Certificate, setting out (in reasonable detail) computations as to compliance with clause 7 as at the date as at which those financial statements were drawn up.

8.2.2.	Each such Compliance Certificate shall be signed by 2 (two) directors of the Company.

8.3.	Requirements as to Financial Statements

8.3.1.	Each set of financial statements delivered by the Company shall be certified by a director of the Company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

8.3.2.	The Company shall procure that each set of financial statements delivered is prepared in accordance with IFRS, the requirements South Africa and accounting practises and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.

8.3.3.	Clause 8.3.2 shall not apply to the extent that, in relation to any sets of financial statements, the Company notifies RMB that there has been a change in IFRS or the accounting practices or reference periods and its auditors (in the case of its annual audited financial statements) or the Company (in the case of any of its other financial statements) delivers to RMB:

8.3.3.1.	a description of any change necessary for those financial statements to reflect IFRS, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

8.3.3.2.	sufficient information, in form and substance as may be reasonably required by RMB, to enable RMB to determine whether clause 7 has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

8.3.4.	If the Company notifies RMB of a change in accordance with clause 8.3.3 above, then the Company and RMB shall enter into negotiations in good faith with a view to agreeing:

8.3.4.1.	whether or not the change might result in material alteration in the commercial effect of any of the terms of this Agreement or any other Transaction Agreement; and

8.3.4.2.	if so, any amendments to this Agreement or any other Transaction Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

8.3.5.	Any reference in this Agreement to “financial statements” shall be construed as a reference to those financial statements as the same may be adjusted under this clause 8.3 to reflect the basis upon which the Original Financial Statements were prepared.

8.4.	Access to Records

At any time after the occurrence of a Redemption Event or Potential Redemption Event and for so long as it is continuing, upon the request of RMB, the Company shall (at the Company’s) provide to RMB or any of its representatives and professional advisors such access to the Company’s records (including its general ledger), books and assets as that person may require at reasonable times and upon reasonable notice.

8.5.	Information: Miscellaneous

The Company shall supply to RMB, if RMB so requests in writing:

8.5.1.	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

8.5.2.	the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which, if adversely determined against it, would be reasonably likely to have a Material Adverse Effect; and

8.5.3.	promptly, such further information (including an extract of its general ledger) regarding the financial condition, business and operations of any Material Group Company as RMB may reasonably request.

8.6.	Notification of Redemption Events and Potential Redemption Events

8.6.1.	The Company shall notify RMB in writing of any Redemption Event or Potential Redemption Event (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

8.6.2.	Promptly upon a written request by RMB, the Company shall supply to RMB a certificate signed by 2 (two) of its directors or senior officers on its behalf certifying that no Redemption Event or Potential Redemption Event is continuing (or if a Redemption Event or Potential Redemption Event is continuing, specifying the Redemption Event or Potential Redemption Event and the steps, if any, being taken to remedy it).

9.	CHANGES IN LAW REGARDING SECURITY

9.1.

In the event that the Companies Act is amended, whether pursuant to the Corporate Laws Amendment Act 2006 coming into force or otherwise, at any time prior to the date on which all the Preference Shares have been redeemed in full, in such a manner as to allow the provision of security to the Preference Shareholder for the purpose of or in connection with its subscription for or holding of the Preference Shares, the Company undertakes, upon the written request of the Preference Shareholder (a “Security Notice”). to procure that a resolution is proposed to the boards of directors of each of GFIMSA and GFO that each such company provide to the Preference Shareholder a guarantee, on substantially the same terms as the Guarantee Agreement, in respect of the obligations of the Company under this Agreement and the Preference Shares, within 15 (fifteen) Business Days of the date of the Security Notice, provided that such amendment to the Companies Act had come into force as at such date.

9.2.	Without derogating from its obligations to comply therewith, the Company gives no warranty as to the binding nature, legality or enforceability of clause 9.1.

10.	CESSION AND DELEGATION

10.1.	RMB shall be entitled to sell, pledge, cede or otherwise dispose of any or all of the Preference Shares held by it to any bank or financial institution and/or to cede and/or delegate any of its rights and/or obligations under the Transaction Agreements to such person without the consent of the Company, provided that RMB shall indemnify the Company against any and all losses, claims, costs, damages, liabilities (including potential Tax liability exposure) and expenses which actually suffered or incurred by the Company relating to or arising from such sale, pledge, cession or disposal, whether at the time of the sale, pledge, cession or disposal or thereafter. To the extent that any such cession, delegation, sale, pledge or other disposal results in a splitting of claims, the Company hereby irrevocably consents thereto.

10.2.	The Company shall not be entitled to cede all or any of its rights or delegate all or any of its obligations under this Agreement to any person without the prior written consent of RMB.

11.	INDEMNITIES

11.1.	The Company hereby indemnifies RMB against any loss or damage, costs or expenses of any nature (including legal costs on an attorney and own client scale) that it may suffer arising from the failure by the Company to comply with, or the breach by the Company of, any of the provisions of this Agreement or of the Preference Share Terms, and:

11.1.1.	in the event of any such failure or breach which constitutes a Redemption Event, the Company shall pay to RMB on written demand, as a genuine pre-estimate of liquidated damages, an amount equal to the Redemption Amount calculated on the basis that the Preference Shares had been redeemed on the date of such notice from RMB (and upon payment of such amount in full, the Preference Shares shall be deemed to have been redeemed and the certificates in respect thereof shall be surrendered by RMB to the Company); and

11.1.2.	shall pay to RMB on written demand any additional costs and expenses of any nature (including legal costs on an attorney and own client scale) incurred by RMB in the enforcement or protection of its rights under this Agreement or the Preference Share Terms.

11.2.	If any payment which RMB may previously have received or may thereafter receive from any person in respect of the Preference Shares is set aside, refunded or reduced under any Applicable Law or proves to have been for any reason invalid, RMB shall be entitled to recover from the Company on written demand the amount of any such payment as if such payment had never been made by the Company or such person.

12.	PAYMENTS

12.1.	All payments to be made by the Company in terms of this Agreement and in terms of the Preference Share Terms shall be made –

12.1.1.	without set-off or deduction of any nature;

12.1.2.	free and clear of and without deduction for or on account of Tax unless the Company is required to make such payment subject to the deduction or withholding of Tax;

12.1.3.	by electronic funds transfer into the following bank account:

Account Name:	RMB Money Market Account
Bank:	First National Bank (a division of FirstRand Bank Limited)
Branch:	Johannesburg Corporate Account Services
Branch Code:	255005
Account Number:	5061 9016 740
Reference:	Gold Fields Pref

12.2.	RMB may change the bank account set out in clause 12.1.3 by giving 10 (ten) Business Days written notice to the Company.

13.	BREACH

Without limiting any rights RMB may have under the Transaction Agreements or the Preference Shares, should the Company breach any provision of this Agreement and fail to remedy such breach within 5 (five) Business Days after receiving written notice requiring it to do so from RMB, then RMB shall be entitled, without prejudice to its other rights in law including without limitation any right to claim damages, to claim immediate specific performance of all of the Company’s obligations then due for performance in terms of this Agreement; provided that, notwithstanding anything to the contrary contained in this Agreement, a Party shall not be entitled to unilaterally cancel this Agreement for any reason whatsoever, it being recorded that cancellation is not an appropriate remedy for purposes of this Agreement.

14.	CONFLICTS AND TERMINATION

14.1.	Any clause hereof which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect and shall be enforceable by either Party, its successors, assignees and cessionaries.

14.2.	Should there be any conflict between the provisions of this Agreement and the provisions of the Constitutional Documents of the Company, as between the Parties hereto, the provisions of this Agreement shall prevail. In such event the Company shall forthwith upon receipt of written request from RMB, at the Company’s own cost, alter such Constitutional Documents so as to conform to the terms of this Agreement.

15.	DOMICILIUM CITANDI ET EXECUTANDI

15.1.	The Parties choose as their domicilia citandi et executandi (“domicilium”) for all purposes under this Agreement, whether in respect of court process, notices or other documents or communications of whatsoever nature, the following addresses:

15.1.1.	RMB:

Physical:	14th Floor, 1 Merchant Place
1 Fredman Drive Sandton 2196 Gauteng Attention: Head, of Administration

Telefax:	+2711 282 4056

15.1.2.	the Company:

Physical:	24 St Andrews Road
Parktown Johannesburg 2193 Gauteng

Telefax:	+2711484 4882 Attention: Executive Vice President – General Counsel

15.2.	Either Party may at any time, by notice in writing to the other Party, change its domicilium to any other address in South Africa which is not a post office box or post restante.

15.3.	Any notice given in connection with this Agreement shall, save where a particular form of notice is stipulated, be :

15.3.1.	delivered by hand; or

15.3.2.	sent by courier; or

15.3.3.	sent by telefax (if the domicilium includes a telefax number),

to the domicilium chosen by the Party concerned.

15.4.	A notice given as set out above shall be deemed to have been duly given (unless the contrary is proved):

15.4.1.	if delivered by hand, on the date of delivery; or

15.4.2.	if sent by courier, on the date of delivery by the courier service concerned; or

15.4.3.	if sent by telefax, on the expiration of 24 (twenty four) hours after the time of transmission.

15.5.	Notwithstanding anything to the contrary contained in this clause, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding the fact that it was not sent to or delivered at such Party’s chosen domicilium.

16.	GOVERNING LAW

This Agreement shall in all respects be governed by the laws of South Africa.

17.	WHOLE AGREEMENT, NO AMENDMENT

17.1.	This Agreement constitutes the whole agreement between the parties relating to the subject matter hereof and supersedes any other discussions, agreements and/or understandings regarding the subject matter hereof.

17.2.

No amendment or consensual cancellation of this Agreement or any provision or term hereof or of any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement and no settlement of any disputes arising under this Agreement and no extension of time, waiver or relaxation or suspension of or agreement not to enforce or to suspend or postpone the enforcement of any of the provisions or terms of this Agreement or of any agreement, bill of exchange or other document issued pursuant to or in terms of this Agreement shall be binding unless recorded in a written document signed by the parties (or in the case of an extension of time, waiver or relaxation or suspension, signed by the party granting such extension, waiver or relaxation). Any such extension, waiver or relaxation or suspension which is so given or made shall be strictly construed as relating strictly to the matter in respect whereof it was made or given.

17.3.	No oral pactum de non petendo shall be of any force or effect.

17.4.	No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement, shall operate as an estoppel against any party in respect of its rights under this Agreement, nor shall it operate so as to preclude such party thereafter from exercising its rights strictly in accordance with this Agreement.

17.5.	To the extent permissible by law no party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the contract and/or whether it was negligent or not.

18.	SEVERABILITY

Any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction shall, with respect to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be treated pro non scripto and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

19.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in several counterparts, all of which shall together constitute one and the same instrument. A facsimile shall constitute a valid counterpart for all purposes hereunder.

20.	STIPULATIO ALTERI

No part of this Agreement shall constitute a stipulatio alteri in favour of any person who is not a party to this Agreement unless the provision in question expressly provides that it does constitute a stipulatio alteri.

21.	COSTS

All the costs of Edward Nathan Sonnenbergs Inc incidental to the negotiation and preparation of this Agreement, as well as any stamp duty payable in relation to the creation and issue and/or redemption of the Preference Shares, shall be borne and paid by the Company.

22.	INDEPENDENT ADVICE

Each Party acknowledges in favour of the other that it has been free to secure independent legal and other advice as to the nature and effect of all the provisions of this Agreement and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so.

SIGNED AT                                          ON THE          DAY OF                      2007

AS WITNESSES:

	For :	GOLD FIELDS LIMITED
1.

2.

Print Name:
Who warrants that he/she is duly authorised hereto

SIGNED AT                                          ON THE          DAY OF                      2007

AS WITNESSES:

	For :	FIRSTRAND BANK LIMITED, acting through its Rand Merchant Bank division
1.

2.

Print Name:
Who warrants that he/she is duly authorised hereto

Annexure A – Terms and Conditions of the Preference Shares

1.	In accordance with the Articles of Association of the Company, the directors hereby determine that the following terms and conditions shall attach to the non-convertible redeemable preference shares of R0.01 (one cent) each in the share capital of the Company.

1.1.	Definitions

References to clause numbers are to clauses in these Terms unless otherwise specified. Unless inconsistent with the context, the words and expressions set forth below shall bear the following meanings:

1.1.1.	“Adjustment Event” has the meaning specified in clause 1.2.4;

1.1.2.	“Applicable Laws” means all laws, ordinances, writs, orders, regulations, judgements and orders of any competent court or central bank or governmental agency or authority in South Africa;

1.1.3.	“Business Day” means every day other than a Saturday, Sunday or official public holiday in South Africa;

1.1.4.	“Change in Law” means any implementation, introduction, abolition, withdrawal or variation of any legislation or regulation which occurs after the Issue Date;

1.1.5.	“Companies Act” means the Companies Act, 1973 (Act No. 61 of 1973), as amended and any successor legislation;

1.1.6.	“Company” means Gold Fields Limited (Registration No. 1968/004880/06), a limited liability company duly registered and incorporated in South Africa;

1.1.7.	“Compounding Date” means each of the following:

Friday 15 Feb 2008

Thursday 15 May 2008

Friday 15 Aug 2008

Monday 17 Nov 2008

Monday 16 Feb 2009

Friday 15 May 2009

Monday 17 Aug 2009

Monday 16 Nov 2009

Monday 15 Feb 2010

Monday 17 May 2010

Monday l6 Aug 20l0

Monday 15 Nov 2010

1.1.8.	“Compounding Period” means the period from (and including) the Issue Date or the day following the end of the previous Compounding Period to (and excluding) the earlier of the succeeding Compounding Date or the Dividend Date;

1.1.9.	“Corporate Tax Rate” means the maximum nominal rate of income tax (expressed as a decimal) levied on each Rand of taxable income of companies (as defined in the Income Tax Act) at the applicable date, currently R0.29 (twenty nine cents);

1.1.10.	“Default Rate” means the Dividend Rate plus 2%;

1.1.11.	“Dividend Date” means, in respect of each Preference Share, each date so specified in a Dividend Notice, if any, and the Redemption Date of such Preference Share;

1.1.12.	“Dividend Notice” means a notice issued by the Preference Shareholder as contemplated in clause 1.4;

1.1.13.	“Dividend Period” means, in respect of each Preference Share, the period from (and including) the Issue Date to (and excluding) the Dividend Date in relation to such Preference Share, provided that if a Dividend Date occurs as a result of the delivery of a Dividend Notice and the Preference Share is not redeemed on the day after such Dividend Date, there shall be a further Dividend Period(s) in respect of that Preference Share from (and including) the preceding Dividend Date to (and excluding) the next Dividend Date;

1.1.14.	“Dividend Rate” means the Profit Rate, provided that:

1.1.14.1.	if any Preference Dividend is to be declared and paid upon the redemption of Preference Shares taking place pursuant to the election by the Company to redeem the Preference Shares as a result of the occurrence of an Adjustment Event as contemplated in clause 1.2.4.3.2 and the Company has determined that the Premium Rate shall apply, the Dividend Rate shall be the Premium Rate; or

1.1.14.2.	if any Preference Dividend is to be declared and paid upon the redemption of a Preference Share taking place:

1.1.14.2.1.	pursuant to a Voluntary Redemption; or

1.1.14.2.2.	pursuant to the occurrence of an illegality Event; or

1.1.14.2.3.	pursuant to the election by the Company to redeem the Preference Shares as a result of the occurrence of an Adjustment Event as contemplated in clause 1.2.4.3.2 and the Company has not already determined that the Premium Rate shall apply, and RMB notifies the Company in writing at least 2 Business Days prior to the relevant Redemption Date that the portion of the Redemption Amount represented by the Issue Price of any Preference Share/s being the subject of a redemption shall be paid out of the share premium account of the Company as at the Redemption Date, the Dividend Rate in respect of any Preference Dividend to be declared and paid on such Preference Share shall be the Premium Rate; or

1.1.14.3.	if any Preference Dividend is to be declared and paid upon the redemption of any Preference Share taking place pursuant to the provisions of clause 1.3.4, the occurrence of a Redemption Event or the delivery of a Dividend Notice, the Dividend Rate shall be the Premium Rate unless otherwise agreed in writing; or

1.1.14.4.	if there are insufficient profits available for distribution to redeem any Preference Share as contemplated in clause 1.3.1.5.1, the Dividend Rate in respect of any Preference Dividend to be declared and paid on such Preference Share shall be the Premium Rate;

1.1.15.	“Final Scheduled Redemption Date” means the day that falls 3 (three) years and 1 (one) month after the Issue Date;

1.1.16.	“Financial Year” means each financial year of the Company, ending on the last day of June of each year;

1.1.17.	“GFIMSA” means GFI Mining South Africa (Proprietary) Limited (registration number 2002/031431/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.1.18.	“GFO” means Gold Fields Operations Limited (registration number 1959/003209/06) (formerly known as Western Areas Limited), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.1.19.	“GFOHL” means Gold Fields Orogen Holding (BVI) Limited (registration number184982), a limited liability company duly registered and incorporated in accordance with the laws of the British Virgin Islands;

1.1.20.	“GFHCL” means Gold Fields Holdings Company (BVI) Limited (registration number 651406) (formerly known as Gold Fields Guernsey Limited), a limited liability company duly registered and incorporated in accordance with the laws of the British Virgin Islands;

1.1.21.	“Guarantors” means GFOHL, GFHCL and, to the extent that GFIMSA and/or GFO agree to provide a guarantee to the Preference Shareholder as contemplated in clause 9 of the Preference Share Subscription Agreement, each of GFIMSA and GFO;

1.1.22.	“Group” means the Company and its subsidiaries from time to time;

1.1.23.	“Illegality Event” has the meaning specified in clause 1.6;

1.1.24.	“Income Tax Act” means the Income Tax Act No. 58 of 1962, as amended or replaced from time to time;

1.1.25.	“Insolvency Event” means, in relation to any person, any of the following events or circumstances:

1.1.25.1.	an order or declaration is made or a meeting of the directors or shareholders of such person is convened to consider the passing of, or a resolution is passed for, the administration, custodianship, receivership, bankruptcy, liquidation, sequestration, winding-up, judicial management or dissolution, (in each case whether provisional or final) of it or its estate; or

1.1.25.2.	it is unable (or admits inability) to pay its debts generally as they fall due or is (or admits to being) otherwise insolvent or stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or proposes or seeks to make or makes a general assignment or any arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness; or

1.1.25.3.	it takes any proceeding or other step with a view to the general readjustment, rescheduling or deferral of its indebtedness (or any part thereof which it would otherwise be unable to pay when due) or proposes to take any such step; or

1.1.25.4.	any receiver, administrative receiver, judicial receiver, judicial manager, administrator, compulsory manager, judicial custodian, trustee in bankruptcy, liquidator or the like (in each case whether provisional or final) is appointed in respect of it or any material part of its assets or it requests any such appointment; or

1.1.25.5.	any act which, if such act was committed by an individual, would be an act of insolvency within the meaning of section 8 of the Insolvency Act, 1936 (Act No. 24 of 1936) or any equivalent legislation in any jurisdiction to which such person is subject; or

1.1.25.6.	such person has any judgment or other award (“judgment”) made against it for an amount of more than R75 000 000.00 (seventy five million Rand) and it fails to:

1.1.25.6.1.	appeal against such judgment (if such judgment is appealable) or to apply for the rescission thereof (if such judgment is a default judgment) within the prescribed time limits or thereafter fails to prosecute such appeal or application expeditiously and diligently or ultimately fails in such appeal or application; or

1.1.25.6.2.	satisfy such judgment, or, if it lodges an appeal or application (as contemplated in clause 1.1.25.6.1) and such appeal or application ultimately fails, it fails to satisfy such judgment within 1 (one) Business Day of such appeal or application failing;

1.1.26.	“Issue Date” means the date on which the Company allots and issues the Preference Shares to RMB;

1.1.27.	“Issue Price” means the subscription price payable as consideration for the issue of each Preference Share as contemplated in the Preference Share Subscription Agreement;

1.1.28.	“Material Adverse Effect” means a material adverse effect on:

1.1.28.1.	the ability of the Company to perform its financial or other material obligations under the Preference Share Subscription Agreement or the Preference Shares; or

1.1.28.2.	the validity or enforceability of the Preference Shareholder’s rights or remedies under any of the Transaction Agreements;

1.1.29.	“Potential Redemption Event” means the occurrence of any default or event of the nature contemplated in clause 1.5 in relation to which the Preference Shareholder has given notice to remedy such default or event but the grace period for such remedy has not expired;

1.1.30.	“Preference Dividend” means, in respect of the Preference Shares, a cumulative preferential cash dividend payable in accordance with clause 1.2 or otherwise in accordance with these Terms;

1.1.31.	“Preference Shareholder” means, in respect of the Preference Shares, the holder of such Preference Shares or any of them from time to time, initially being RMB;

1.1.32.	“Preference Shares” means the non-convertible redeemable preference shares in the issued share capital of the Company, having a par value of R0.01 (one cent) each and the rights and privileges attaching thereto set forth in these Terms;

1.1.33.	“Preference Share Subscription Agreement” means the written preference share subscription agreement between the Company and RMB to which these Terms are attached, as such agreement may be amended, novated, supplemented or replaced from time to time;

1.1.34.	“Premium Rate” means a rate of 61% (sixty one per cent) of the Prime Rate;

1.1.35.	“Prime Rate” means the publicly quoted prime lending rate of FirstRand Bank Limited from time to time, as certified by any manager of FirstRand Bank Limited, whose appointment and/or authority need not be proved;

1.1.36.	“Profit Rate” means:

1.1.36.1.	in respect of any Preference Dividend to be declared and paid on a date set out in the table below, the rate derived by multiplying the percentage indicated opposite such date by the Prime Rate; and

1.1.36.2.	in respect of any Preference Dividend to be declared and paid on any date not set out in the table below, a rate based on a percentage of the Prime Rate to be agreed to between the Company and RMB;

Date	% of Prime Rate
Friday 15 Aug 2008	22.00
Monday 17 Nov 2008	34.00
Monday 16 Feb 2009	40.00
Friday 15 May 2009	44.00
Monday 17 Aug 2009	46.50
Monday 16 Nov 2009	48.50
Monday 15 Feb 2010	50.00
Monday 17 May 2010	51.50
Monday l6 Aug 2010	52.00
Monday 15 Nov 2010	53.00
Friday 21 Jan 2011	54.00

1.1.37.	“Rand” means South African Rand;

1.1.38.	“Redemption Amount” means, in relation to each Preference Share, each of:

1.1.38.1.	the Issue Price of such Preference Share; plus

1.1.38.2.	any Special Dividend which should be declared and paid as contemplated in 1.2.4.2.2 and which has not been so declared and paid; plus

1.1.38.3.	any other Preference Dividend which should be declared and paid in accordance with these Terms and which has not been so declared and paid; plus

1.1.38.4.	if, as a direct result solely of the occurrence of a Redemption Event, any Preference Dividend and/or Special Dividend on any Preference Share does not carry the maximum Tax Credit that would be permissible under the Income Tax Act in respect of a payment by a company of an equivalent amount to a Preference Shareholder as a dividend, an amount calculated as follows:

A x S

where:

A =	the aggregate of such Preference Dividends and Special Dividends on which the Preference Shareholder did not receive a Tax Credit; and

S =	the STC Rate (expressed as a percentage), or the rate of any dividend Tax or withholding Tax imposed on dividends, whichever is applicable, on the Redemption Date of such Preference Share,

provided that should a Preference Shareholder not be a South African taxpayer, it shall not be entitled to receive any payment in terms of this clause 1.1.38.4, and provided that any payment under this clause 1.1.38.4 shall be limited to such amount as shall give the Preference Shareholder the same net after tax return as it would have received had the applicable Redemption Event not occurred; plus

1.1.38.5.	if, as a direct result solely of the occurrence of a Redemption Event, any Tax is payable in respect of any amount referred to in clauses 1.1.38.1 to 1.1.38.4, then in respect of each such amount, an amount calculated as follows:

(A ÷ T) - A
where:
A =	the relevant amount referred to in clauses 1.1.38.1 to 1.1.38.4 on which Tax is payable by a Preference Shareholder at a particular Tax rate (each a “Tax Rate”); and

T =	1 (one) minus the Tax Rate applicable to the amount in A above as at the Redemption Date of such Preference Share;

1.1.39.	“Redemption Date” means, in respect of any Preference Share:

1.1.39.1.	the Final Scheduled Redemption Date; or

1.1.39.2.	the date on which such Preference Share is actually redeemed and the Redemption Amount thereof paid in full to the Preference Shareholder;

1.1.40.	“Redemption Event” has the meaning specified in clause 1.5;

1.1.41.	“Redemption Notice Date” has the meaning specified in clause 1.3.2.1;

1.1.42.	“RMB” means FirstRand Bank Limited (registration number 1929/001225/06) acting through its Rand Merchant Bank division, a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

1.1.43.	“South Africa” means the Republic of South Africa;

1.1.44.	“STC” means secondary tax on companies levied pursuant to the Income Tax Act;

1.1.45.	“STC Credit” means, for so long as STC is levied in terms of the Income Tax Act, the amount of dividends accrued to the Preference Shareholder in respect of a Preference Share that are permitted to be deducted from the amount of dividends declared by the Preference Shareholder for the purposes of determining the net amount for the purposes of section 64B(2) of the Income Tax Act on which STC is levied on such dividends declared;

1.1.46.	“STC Rate” means the rate at which STC is levied pursuant to the Income Tax Act from time to time, the STC Rate as at the Issue Date being 10% (ten per cent);

1.1.47.	“Tax” means all and any taxes of whatever nature, including without limitation income tax, capital gains tax, STC, dividend tax, value-added tax, stamp duties, uncertificated securities tax, levies, assessments, imposts, deductions, charges and withholdings whatsoever in terms of any tax legislation, and includes all penalties or interest payable as a consequence of any failure or delay in paying any Taxes (excluding interest and penalties imposed as a result of the negligence of the holder), which may be lawfully imposed under the laws of South Africa;

1.1.48.	“Tax Credit” means an STC Credit or Withholding Tax Credit, as applicable;

1.1.49.	“Terms” means the terms and conditions attaching to the Preference Shares, as set out in this Annexure A;

1.1.50.	“Transaction Agreements” has the meaning specified in the Preference Share Subscription Agreement;

1.1.51.	“Voluntary Redemption” has the meaning specified in clause 1.3.2;

1.1.52.	“Voluntary Redemption Date” means the date specified by the Company in terms of clause 1.3.2.1 for the voluntary redemption of some or all of the Preference Shares;

1.1.53.	“Voluntary Redemption Notice” has the meaning specified in clause 1.3.2.1; and

1.1.54.	“Withholding Tax Credit” means, if applicable under the Income Tax Act, any credit given or permitted to be given in relation to any dividend Tax or withholding Tax imposed on dividends.

1.2.	Preference Dividends

1.2.1.	Each Preference Shareholder registered as such on the Dividend Date in respect of a Preference Share shall have the right to receive and be paid on such Dividend Date, in priority to the holders of any other class of shares in the capital of the Company and in respect of each Preference Share held by it, a Preference Dividend for the Dividend Period preceding such Dividend Date calculated by applying the applicable Dividend Rate (taking into account any fluctuations in the Prime Rate with effect from the date on which such fluctuation occurred) to the Issue Price of such Preference Share over such Dividend Period, calculated daily and compounded on the last day of each Compounding Period falling within or ending on such Dividend Period. An illustrative example of the working of such calculation is attached as Schedule 1 to these Terms.

1.2.2.	Each Preference Dividend shall in respect of each Preference Share:

1.2.2.1.	subject to the Companies Act, be declared and be payable on each Dividend Date; and

1.2.2.2.	be payable in cash.

1.2.3.	Rate Adjustments

Notwithstanding anything to the contrary in these Terms and in addition to any other remedy specified in these Terms, if:

1.2.3.1.	any Preference Dividend is not declared on any Dividend Date; or

1.2.3.2.	any Preference Dividend is declared but not paid in full on any Dividend Date; or

1.2.3.3.	any Preference Shares are not redeemed and the Redemption Amount therefor paid in full on or prior to the Final Scheduled Redemption Date or on the date on which such Preference Shares are to be redeemed following a Voluntary Redemption Notice given pursuant to clause 1.3.2 or the occurrence of any Redemption Event or Illegality Event, then, for so long as such Preference Dividend remains undeclared or unpaid (as the case may be) or such Preference Shares are not redeemed and the Redemption Amount therefor paid in full, the Dividend Rate shall be increased to the Default Rate with effect from the Dividend Date or the date on which redemption ought to have taken place (as the case may be) until the date of actual payment of such Preference Dividend or until the date of redemption (and payment of the applicable Redemption Amount) in full of such Preference Shares, and on such date the Dividend Rate shall revert to the relevant rate prior to the operation of this clause 1.2.3.

1.2.4.	Adjustments and Increased Costs

1.2.4.1.	If, at any time after the Issue Date and prior to the occurrence of any Redemption Event and any redemption in full of all the Preference Shares:

1.2.4.1.1.	any Change in Law occurs which —

1.2.4.1.1.1.	increases the cost of holding and/or funding the Preference Shares;

1.2.4.1.1.2.	decreases or will, upon the declaration of the Preference Dividend in respect of the Preference Shares (on the assumption that the Preference Shares will be redeemed on the Final Scheduled Redemption Date), decrease the net after-Tax dividend receipt to the Preference Shareholder in relation to the Preference Shares; and/or

1.2.4.1.1.3.	decreases or will, on the assumption that the Preference Shares will be redeemed on the Final Scheduled Redemption Date, decrease the net after-Tax return to the Preference Shareholder in respect of the Preference Shares (which will inter alia include decreases as a result of decreases in the Corporate Tax Rate and/or decreases in the STC Rate applicable to companies generally as at the Issue Date, or the abolishment of STC or any tax imposed on or in respect of the declaration of dividends after the Issue Date, or the imposition of any Tax on or in respect of any amount received or to be received in respect of the Preference Shares (whether such Tax is imposed on dividends, return of capital, as a withholding Tax, or otherwise);

1.2.4.1.1.4.	results or will, on the assumption that the Preference Shares will be redeemed on the Final Scheduled Redemption Date, result in Preference Dividends accrued in respect of the Preference Shares not being fully taken into account in determining and/or reducing the Preference Shareholder’s liability for STC or any other dividend tax (if applicable);

and/or

1.2.4.1.2.	if there is a change in the interpretation or application of any law (including statutory or common law), statute, judgment, treaty, regulation, directive, bylaw, order, other legislative measure, directive, requirement or guideline having the force of law, which has not but will in the future:

1.2.4.1.2.1.	upon the declaration of the Preference Dividend in respect of the Preference Shares (on the assumption that the Preference Shares will be redeemed on the Final Scheduled Redemption Date), decrease the net after-Tax dividend receipt to the Preference Shareholder in relation to the Preference Shares; and/or

1.2.4.1.2.2.	on the assumption that the Preference Shares will be redeemed on the Final Scheduled Redemption Date, decrease the net after-Tax return to the Preference Shareholder in respect of the Preference Shares (which will inter alia include decreases as a result of decreases in the Corporate Tax Rate and/or decreases in the STC Rate applicable to companies generally as at the Issue Date, or the abolishment of STC or any tax imposed on or in respect of the declaration of dividends after the Issue Date, or the imposition of any Tax on or in respect of any amount received or to be received in respect of the Preference Shares (whether such Tax is imposed on dividends, return of capital, as a withholding Tax, or otherwise);

1.2.4.1.2.3.	on the assumption that the Preference Shares will be redeemed on the Final Scheduled Redemption Date, result in Preference Dividends accrued in respect of the Preference Shares not being fully taken into account in determining and/or reducing the Preference Shareholder’s liability for STC or any other dividend tax (if applicable), and such situation persists 3 (three) Business Days after the Preference Shareholder has provided written notice thereof to the Company;

and/or

1.2.4.1.3.	if and for so long as the Preference Shareholder is a bank duly registered as such in accordance with the Banks Act, 1990, if there is any —

1.2.4.1.3.1.	directive of any central bank or any other fiscal, monetary, regulatory or other authority in South Africa;

1.2.4.1.3.2.	requirement by any central bank or statutory or monetary authority with which banks in South Africa generally comply to pay any amounts or to maintain special deposits or reserve assets in addition to those paid or maintained or reserved by the holder as at the Issue Date; or

1.2.4.1.3.3.	compliance by the Preference Shareholder with any reserve, cash ratio, special deposit or liquidity requirement (or any other similar requirement) in respect of the Preference Shares,

which is applicable to banks in South Africa generally and which has any of the effects described in 1.2.4.1.1.1 to 1.2.4.1.1.3 above,

(each, an “Adjustment Event”) the Preference Shareholder shall be entitled, notwithstanding anything to the contrary herein contained, to give written notice (“Adjustment Notice”) thereof to the Company within 20 (twenty) Business Days of becoming aware thereof, provided that if any Adjustment Event will occur as a result of the introduction, implementation or application of the provisions of the International Convergence of Capital Measurement and Capital Standards (A Revised Framework) (i.e. Basel II), then the Adjustment Notice shall be given not less than 20 (twenty) Business Days prior to such Adjustment Event, failing which the limitations set out in clause 1.2.4.2.2 in this regard shall apply.

1.2.4.2.	The Adjustment Notice shall specify:

1.2.4.2.1.	the Adjustment Event in question,

1.2.4.2.2.

unless the Adjustment Event is that contemplated in clause 1.2.4.1.2 (in which event this clause 1.2.4.2.2 shall not apply) a special further dividend (“Special Dividend”), calculated by the Preference Shareholder based on the Profit Rate and, for comparative purposes, also the Premium Rate and specified in the Adjustment Notice (such that two Special Dividend calculations will be provided which illustrate the Special Dividend required to maintain the net after Tax position up to date of calculation based on the Profit Rate and the Premium Rate respectively), to be declared by the Company in such amount as will place the Preference Shareholder in the same net after-Tax position as at the date that the Special Dividend is required to be paid that the Preference Shareholder would have been in if that Adjustment Event had not taken place (taking into account any Tax Credit that the

Preference Shareholder will receive as a result of the declaration and payment of the Special Dividend), provided that if:

1.2.4.2.2.1.	the Adjustment Event is as a result of the introduction, implementation or application of the provisions of the International Convergence of Capital Measurement and Capital Standards (A Revised Framework) (i.e. Basel II); and

1.2.4.2.2.2.	the Adjustment Notice was not given 20 (twenty) Business Days or more prior to such Adjustment Event,

then no Special Dividend shall be payable in respect of any period between the later of (i) the date of the Adjustment Notice and (ii) the date of the Adjustment Event, and the date falling 20 Business Days thereafter, whichever is applicable;

1.2.4.2.3.	the increase in the Dividend Rate as is necessary to ensure that the Preference Shareholder remains in the same net after-Tax position that it would have been in if the Adjustment Event had not taken place; and

1.2.4.2.4.	the date upon which the Special Dividend, if any, must be declared and paid, as well as the date from which the increase in the Dividend Rate shall take effect (which may be a date prior to the date upon which the Adjustment Notice is given but shall be no earlier than the date of the Adjustment Event).

1.2.4.3.

Upon receipt of an Adjustment Notice, the Company shall be entitled to dispute the content of the Adjustment Notice by notice in writing (in which event the dispute shall be referred for resolution to an independent expert agreed to by the Company and the Preference Shareholder (and failing agreement within 3 (three)

Business Days of either such party calling for such agreement in writing, appointed by the chairperson for the time being of the Johannesburg Bar Council), who shall act as an expert and not an arbitrator, provided that neither party shall be prevented from applying to court for an order of specific performance or a declaratory order after such expert has provided his/her findings) or elect by notice in writing to RMB, in each case within 15 (fifteen) Business Days of receipt of the Adjustment Notice, to either:

1.2.4.3.1.	forthwith comply with the requirements set out in the Adjustment Notice, subject to the provisions of the Companies Act; or

1.2.4.3.2.	forthwith redeem the Preference Shares in accordance with these Terms, and may (but shall not be obliged to), if such an election is made, determine that the Dividend Rate applicable to the Preference Dividend to be declared upon such Redemption Date is to be the Premium Rate, provided that upon such redemption the Company shall be obliged to declare and pay the Special Dividend to the Preference Shareholder, simultaneously with such redemption, and if no election is timeously made, the Company shall be deemed to have elected to comply with the requirements set out in the Adjustment Notice.

1.2.4.4.	It is recorded that in any circumstances in which a Special Dividend is to be declared and paid in accordance with these Terms, it shall be calculated with reference to the Profit Rate, unless the Company elects to redeem the Preference Shares as contemplated in clause 1.2.4.3.2 and:

1.2.4.4.1.	determines that the Dividend Rate applicable to the Preference Dividend to be declared upon such Redemption Date is to be the Premium Rate; or

1.2.4.4.2.	the Preference Shareholder determines, as contemplated in clause 1.1.14.2, that the portion of the Redemption Amount represented by the Issue

Price of any Preference Share/s being the subject of a redemption shall be paid out of the share premium account of the Company as at the Redemption Date,

then the Special Dividend shall be calculated with reference to the Premium Rate.

1.2.4.5.	If an Adjustment Event occurred and the Preference Shareholder did not exercise its rights to deliver an Adjustment Notice prior to the redemption of all the Preference Shares, then provided that the Preference Shareholder did not wilfully and knowingly fail to exercise such rights, or fail to exercise such rights due to its negligence or that of its agents or advisors, the Company shall pay to the Preference Shareholder, within 10 (ten) days of written demand from the Preference Shareholder to that effect, an amount equal to:

1.2.4.5.1.	any Special Dividend to which the Preference Shareholder would have been entitled; and

1.2.4.5.2.	the difference between the Preference Dividend actually declared and paid to the Preference Shareholder and the Preference Dividend to which the Preference Shareholder would have been entitled had the Dividend Rate been increased as a result of the Adjustment Event, had the Preference Shareholder exercised its rights to deliver an Adjustment Notice. For the avoidance of doubt, the Company shall not be obliged to pay any amount in respect of any Tax that may be payable on the payment due in terms of this clause 1.2.4.5, or any amount as compensation for the loss of any Tax Credit that the Preference Shareholder would have received in respect of a Special Dividend and/or Preference Dividends declared at an increased Dividend Rate. The provisions of this clause 1.2.4.5 shall survive the redemption of the Preference Shares and shall remain enforceable against the Company until the last day of the third year of assessment of the Preference Shareholder following the year in which the Preference Shareholder is finally assessed for Tax in respect of the Preference Shares.

1.2.4.6.	If any Change in Law, or any of the events listed in clause 1.2.4.1.2, occurs and such event/s results in:

1.2.4.6.1.	a decrease in the Preference Shareholder’s costs of subscribing for, holding and/or funding the Preference Shares; and/or

1.2.4.6.2.	an increase in the net after-Tax dividend receipt of the Preference Shareholder in respect of the Preference Shares; and/or

1.2.4.6.3.	an increase in the net after-Tax return of the Preference Shareholder,

then Preference Shareholder shall be obliged to give notice thereof to the Company as soon as practicable after it becomes aware thereof and the Company shall be entitled to demand that the Preference Shareholder re-calculates and, if applicable, reduces the Dividend Rate, so that the Preference Shareholder is placed in the same net after-Tax position that it would have been in if the relevant event had not occurred. The provisions of this clause 1.2.4.6 shall survive the redemption of the Preference Shares and shall remain enforceable against the Preference Shareholder until the last day of the third year of assessment of the Preference Shareholder following the year in which the Preference Shareholder is finally assessed for Tax in respect of the Preference Shares.

1.2.4.7.	If, as a result of a Change in Law, the Redemption Amount payable in respect of any Preference Share will be Taxable in the hands of the Preference Shareholder, an Adjustment Event accordingly occurs and the Company incurs a cost or makes a payment in respect of Tax (net of any Tax Credits or other Tax benefit it may be entitled to as a result of the Adjustment Event) then, if the Company would have been obliged to declare and pay a Special Dividend on the basis set out in clause 1.2.4.2, the amount of any such Special Dividend shall, notwithstanding any other provision of these Terms, be 50% of what it would have been had the above circumstances not applied.

1.3.	Redemption

1.3.1.	General

1.3.1.1.	Whenever a Preference Share is redeemed in terms of these Terms:

1.3.1.1.1.	the Company shall redeem the Preference Share by paying the Redemption Amount to the Preference Shareholder against the surrender to the Company of the share certificate in respect of that Preference Share (or, if such certificate has been lost or destroyed, such proof of loss or destruction and such indemnity as the Company would be entitled to require in terms of clause 1.7);

1.3.1.1.2.	unless all of the Preference Shares outstanding are to be redeemed, whenever Preference Shares are redeemed, the Company shall issue share certificates to the Preference Shareholder in respect of the Preference Shares held by the Preference Shareholder which are not redeemed.

1.3.1.2.	If any Redemption Amount (excluding any Preference Dividend payable on such Redemption Date) is not paid in full on the date on which such Preference Share is to be redeemed, the unpaid Redemption Amount shall continue to accrue Preference Dividends at the Default Rate from (and including) such date up to (but excluding) the date of actual payment of the Redemption Amount in full.

1.3.1.3.	In the event of a winding up of the Company, the Preference Shareholder shall be paid out of the assets of the Company and in priority to the holders of all other classes of shares in the capital of the Company, the full Redemption Amount calculated as if the Preference Shares were all being redeemed on the day immediately preceding the date of winding-up.

1.3.1.4.	Save as set out in clause 1.2 and this clause 1.3, the Preference Shareholder shall not be entitled to any participation in the profits or assets of the Company in respect of the Preference Shares.

1.3.1.5.	Where the Company is entitled or obliged to redeem the Preference Shares in terms of these Terms, the Company shall redeem the Preference Shares in any manner permissible at law out of profits available for distribution, provided that:

1.3.1.5.1.	if there are insufficient profits available for distribution to redeem any Preference Share when it is redeemable in accordance with these Terms, such Preference Share shall be redeemed out of the share premium account of the Company and the Preference Dividend to be declared and paid on the relevant Redemption Date is to be calculated at the Premium Rate in accordance with these Terms; and

1.3.1.5.2.	if the Preference Dividend to be declared and paid on the relevant Redemption Date is to be calculated at the Premium Rate in accordance with these Terms, then the relevant Preference Shares shall be redeemed out of the share premium account of the Company.

1.3.1.6.	For so long as there are Preference Shares which have not been redeemed by the Company, the full amount of the share premium of the Company arising as a result of the subscription for the Preference Shares by the Preference Shareholder less any amount of such share premium that has been used to redeem Preference Shares, shall be retained by the Company and may only be used to redeem Preference Shares.

1.3.2.	Voluntary redemption

The Company shall be entitled to voluntarily redeem at the Redemption Amount some or all of the Preference Shares (a “Voluntary Redemption”) provided that:

1.3.2.1.	the Company gives 14 (fourteen) days’ written notice (a “Voluntary Redemption Notice”) to the Preference Shareholder (the date on which such notice is given, the “Redemption Notice Date”) stipulating the number of Preference Shares to be redeemed, the date on which such Preference Shares are to be redeemed (the “Voluntary Redemption Date”);

1.3.2.2.	the Voluntary Redemption Notice shall be revocable, provided however that if the Company revokes a Voluntary Redemption Notice, it shall indemnify the Preference Shareholder against all costs, liabilities, losses or expenses of whatsoever nature that the Preference Shareholder may incur as a result of such revocation;

1.3.2.3.	if a Redemption Event or Illegality Event has occurred, the Company shall not have the right to redeem the Preference Shares in terms of this clause 1.3.2;

1.3.2.4.	nothing in this clause 1.3.2 shall limit –

1.3.2.4.1.	the obligations of the Company under clause 1.3.3 or the rights of the Preference Shareholder if a Redemption Event occurs between the Redemption Notice Date and the Voluntary Redemption Date; or

1.3.2.4.2.	the rights of the Preference Shareholder to give a Dividend Notice or a notice requiring the Redemption of the Preference Shares pursuant to clause 1.4 or any other rights hereunder if between the Redemption Notice Date and the Voluntary Redemption Date any Redemption Event or Potential Redemption Event occurs.

1.3.3.	On the Final Scheduled Redemption Date, or if a Redemption Event or Illegality Event occurs, the Preference Shares shall immediately be redeemed by the Company.

1.3.4.	If, as contemplated in clause 9.1 of the Preference Share Subscription Agreement, a resolution is proposed to the boards of directors of each of GFIMSA and GFO that each such company provide to the Preference Shareholder a guarantee, on substantially the same terms as the Guarantee Agreement, in respect of the obligations of the Company under this Agreement and the Preference Shares, and such resolutions are not passed within 15 (fifteen) Business Days of such resolutions being proposed, the Preference Shares shall immediately be redeemed.

1.4.	Dividend Notices

1.4.1.	Upon the occurrence of a Potential Redemption Event, the Preference Shareholder shall be entitled to give notice in writing to the Company (a “Dividend Notice”) requiring that the Preference Dividends in respect of the Preference Shares be declared and paid by not later than the Business Day falling immediately before the last day of the relevant grace period in respect of such Potential Redemption Event.

1.4.2.	The Company shall be obliged to comply with the Dividend Notice, subject to the Companies Act.

1.5.	Redemption Events

The Preference Shares shall forthwith be redeemed at the Redemption Amount upon the occurrence of any one of the following events (each, a “Redemption Event”), whether or not caused by or for any reason whatsoever outside the control of the Company, namely:

1.5.1.	the failure by the Company to redeem all the Preference Shares on or prior to the Final Scheduled Redemption Date or to redeem any Preference Share on the Voluntary Redemption Date thereof if a Voluntary Redemption Notice has been given in relation thereto (and has not been revoked) and such redemption has not occurred 3 (three) Business Days after receipt by the Company of notice from the Preference Shareholder demanding such redemption; or

1.5.2.	an event occurs or circumstances arise which have a Material Adverse Effect which remains 3 (three) Business Days after the Preference Shareholder has provided written notice thereof to the Company; or

1.5.3.	the Company and/or the Guarantors fail to comply with any of its material obligations in terms of the Transaction Agreements to which it is party and such failure remains unremedied 5 (five) Business Days) after the Preference Shareholder has demanded such remedy by written notice to the Company; or

1.5.4.	any Insolvency Event occurs in respect of the Company and/or the Guarantors and such Insolvency Event is not remedied within 3 (three) Business Days of receipt by the Company of written notice from the Preference Shareholder requiring such event to be remedied; or

1.5.5.

unless agreed to in advance in writing by the Preference Shareholder, a resolution is proposed or passed in terms of which the Company and/or the Guarantors, will dispose of, all or a substantial part of its assets or otherwise ceases to carry on all or a material part of its business, and such resolution or disposal is not withdrawn or rescinded within 3 (three) Business Days of receipt by the Company of written notice from the Preference Shareholder requiring such withdrawal or rescission; or

1.5.6.	any Transaction Agreement (or any of the material rights of the Preference Shareholder under a Transaction Agreement) is or becomes invalid or unenforceable and which remains invalid or unenforceable 1 (one) Business Day after the Preference Shareholder has provided written notice thereof to the Company requiring it to be remedied.

1.6.	Illegality Event

Subject to the provisions of section 98 of the Companies Act, the Preference Shares shall be immediately redeemed at the Redemption Amount if it becomes unlawful or illegal for the Preference Shareholder to hold the Preference Shares or to claim and recover all or part of a Preference Dividend or Redemption Amount and the Preference Shareholder notifies the Company in writing that it requires that the Preference Shares be redeemed (an “Illegality Event”).

1.7.	Lost Certificate

If any certificate issued in respect of a Preference Share is defaced, lost or destroyed, it shall be replaced by the Company upon receipt by the Company of either the defaced certificate or an affidavit by a director of the Preference Shareholder to the effect that such certificate has been lost or destroyed together with a written undertaking indemnifying the Company against any loss, liability, damage, cost or expense which the Company may suffer as a result of issuing such replacement certificate.

1.8.	General

1.8.1.	The entries made in the accounts maintained by the Preference Shareholder in connection with its Preference Shares and/or any certificate issued, and signed by any manager or director or authorised signatory (whose appointment, designation and authority as such it shall not be necessary to prove) of the Preference Shareholder with respect to:

1.8.1.1.	the existence and amount of any indebtedness of the Company to the Preference Shareholder at any time;

1.8.1.2.	the fact that such amount is due and payable;

1.8.1.3.	the interest rate or dividend rate applicable to such amount; shall be, save for manifest error and unless subject to any dispute as contemplated in these Terms:

1.8.1.4.	prima facie proof of its contents and of their correctness for all purposes;

1.8.1.5.	insofar as the related obligation is a debt obligation, valid as a liquid document for purposes of any provisional sentence, summary judgment or other proceedings instituted by the Preference Shareholder against the Company; and

1.8.1.6.	deemed to be sufficiently particular for the purposes of pleading or trial in any action or other proceedings instituted by the Preference Shareholder against the Company.

1.9.	No Prejudice

Should the Preference Shareholder have the benefit of an assessed loss or a Tax Credit or a credit in respect of any similar Tax, other than in respect of the Preference Shares, such circumstances shall not operate to deprive such Preference Shareholder of the benefit of any claim or right it would otherwise have against the Company under these Terms.

1.10.	No Conflict

Unless otherwise agreed to in writing by the Preference Shareholder, if there is any conflict or inconsistency between these Terms and any provision of the articles of association of the Company, as between the Preference Shareholder and the Company, the provisions of these Terms shall prevail.

Schedule 1 – Illustrative example of calculation of Preference Dividend

Assumptions for purposes of example
Prime at Issue Date	14.5%
Prime changes to	15.0% on 6 April 2008
Assuming the Premium Rate applies (61% of Prime)

R’000		# of days	Compounded Balance	Dividend
20/11/2007	Issue Date		1,200,000
15/02/2008	Compounding Date	87	1,225,299	25,299	=1,200,000 x 14.5% x 61% x 87/365
06/04/2008	Prime rate changes	51	0	15,143	=1,225,299 x 14.5% x 61% x 51/365
15/05/2008	Compounding Date	39	1,252,422	11,979	=1,225,299 x 15% x 61% x 39/365

Annexure B – Disclosures

•	All matters disclosed in the Form 20-F filed by the Company with the United State Securities and Exchange Commission on 7 December 2007

•	All matters disclosed in the most recent quarterly financial statements of the Company for the quarter to 30 September 2007

Annexure C – Form of Compliance Certificate

FORM OF COMPLIANCE CERTIFICATE

(To appear on the letterhead of Gold Fields Limited)

To:	FirstRand Bank Limited
(acting through its Rand Merchant Bank division)
16th Floor
1 Merchant Place
1 Fredman Drive
SANDTON

Attention: [insert]

[Date]

Dear Sirs

PREFERENCE SHARE SUBSCRIPTION AGREEMENT BETWEEN FIRSTRAND BANK LIMITED AND GOLD FIELDS LIMITED DATED [•] 2007 (the “Agreement”)

1.	We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used herein.

2.	This is a Compliance Certificate.

3.	We confirm that as at [insert date]:

3.1.	Consolidated EBITDA to Consolidated Net Finance Charges

the ratio of Consolidated EBITDA to Consolidated Net Finance Charges for the Measurement Period ending on [insert date], was : [            ]: 1;

3.2.	Consolidated Net Borrowings to Consolidated EBITDA

the ratio of Consolidated Net Borrowings to Consolidated EBITDA for the Measurement Period ending on [insert date], was : [            ] : 1; and

and attach calculations showing how these figures were calculated.

4.	We [confirm that no Redemption Event or Potential Redemption Event is continuing.]*.

Signed:

Director:

Signed:

Director:

*	If this statement cannot be made, the certificate should identify any Redemption Event or Potential Redemption Event that is continuing and the steps, if any, being taken to remedy it.